Exhibit 99.1
NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Matt Asensio, Media Relations – (860) 226-2599

Cigna Optimizes Capabilities in Local Markets around the World

o	Matthew Manders named President, U.S. Commercial Markets and Global Health Care Operations

o	Jason Sadler named President, International Markets

BLOOMFIELD, Conn., June 4, 2014 - Cigna (NYSE: CI) today announced enhancements to its operating model to better serve customers and clients by reinforcing its local market organizations, and regional and global operational capabilities.

Matt Manders has taken on expanded leadership responsibilities as President, U.S. Commercial Markets and Global Health Care Operations, effective immediately.  In addition to his current responsibilities, he will also be responsible for all U.S.-based commercial business with employers and individuals, and the operations teams that deliver health care services in markets around the world.

Also effective immediately, Jason Sadler now becomes President, International Markets. In this expanded role, Jason will now have responsibility for all Cigna business originating outside of the U.S. for individuals and employers.

“Our Go Deep, Go Global, Go Individual strategy has been a positive, driving force for Cigna for more than four years.  We have demonstrably improved the products and services we bring to our customers and clients around the world, and our financial performance has outpaced that of our industry,” said President and Chief Executive Officer David M. Cordani. “These changes enhance our ability to uniquely deliver on our brand promise and further drive our growth strategy.”

About Cigna

Cigna Corporation (NYSE:CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America and Cigna Life Insurance Company of New York. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance. Cigna maintains sales capability in 30 countries and jurisdictions, and has approximately 80 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

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